EMPLOYMENT AGREEMENT


        EMPLOYMENT AGREEMENT made as of this 6th day of August, 1996 between Renaissance Cosmetics, Inc. ("Company"), 635 Madison Avenue, New York, New York 10022 and Dr. Thomas V. Bonoma, 950 Massachusetts Avenue, Penthouse Number 2, Cambridge, Massachusetts 02139 ("Executive").

                              W I T N E S S E T H:

        WHEREAS, Executive has been the Chief Executive Officer of the Company and its subsidiaries since the formation of the Company under an Employment Agreement dated as of August 18, 1994 ("Initial Employment Agreement");

        WHEREAS, the parties now desire to execute this Employment Agreement to take effect as of the date hereof and which Employment Agreement shall upon execution hereof supersede and replace entirely the Initial Employment Agreement.

        NOW, THEREFORE, the parties agree that effective on the date hereof:

        1. TITLE AND RESPONSIBILITIES. During the Term (as defined below) of this Agreement, Executive will be employed as the Chief Executive Officer of the Company and each of its current and future subsidiaries (the "Subsidiaries" and, together with the Company, the "Companies"). Executive will have responsibility for managing the day to day affairs of the Companies subject to policies and procedures established by and the ultimate authority of the boards of directors of the Companies. Included in Executive's responsibilities will be operating decisions, capital expenditures of less than $100,000, product development and marketing decisions, personnel decisions and options grants for all personnel except the Executive himself. Strategic decisions affecting the future direction of the Companies, capital expenditures in excess of $100,000, final approval of bonus and option packages for officers of the Companies, financing transactions and acquisitions or dispositions of assets are examples of matters that would routinely be brought before the applicable board of directors.

        2. SALARY AND BONUS. During the Term of this Agreement, Executive's salary will be $500,000 per year ("Base Salary"). During the Term of this Agreement, Executive will be eligible for an annual bonus of 100% of Base Salary ("Eligible Bonus"), based on certain objectives to be established by the Board of Directors, and to include all relevant factors including annual EBITDA targets and targets related to return on assets and return on capital. In this connection the parties agree that such objectives will be the same objectives which are provided by the Company to senior executives of the Company. Any Eligible Bonus, if earned, will be paid in cash no later than 30 days after the audited financials are available following the end of the

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applicable  annual  period but will be deemed  due and  payable,  regardless  of
Executive's status on the payment date, so long as Executive is employed by the Company on the last business day of the applicable annual period.

        3. TERM. (a) The term ("Term") of this Agreement will commence on August 6, 1996 and will expire on August 18, 2000. The Term shall automatically renew for successive one year periods from the then scheduled expiration date unless, not less than 90 days prior thereto, either the Company or the Executive notifies the other of its or his intention not to renew, in which case this Agreement shall expire at the end of the then current Term. Notwithstanding the foregoing, this Agreement shall automatically earlier in the event of a "change of control" as defined below.

        (b) For purposes hereof a "change of control" shall mean the sale of all or substantially all of the stock or assets of the Company whereby the shareholders of the Company liquidate their equity interest in the Company whether by way of merger, reorganization, consolidation, liquidation or other transaction but shall not include an acquisition by the Company whether effected as a merger or otherwise.

        4. ELECTION TO BOARD OF DIRECTORS. The Board of Directors of the Company will include the Executive and a director nominated by the Executive. The Company agrees to indemnify Executive and his nominated director (and all other directors of the Company) to the fullest extent permitted by law.

        5. BENEFITS AND OTHER MATTERS. The Company will provide retirement, employee welfare and benefit (pre-and post-retirement) and fringe benefit plans to Executive no less favorable than that made available to the Company's executive employees generally. Executive will be entitled to such vacation as that provided to the Company's executive employees generally. Executive will be fully vested for all purposes under all such plans. In addition, the Company will purchase for Executive a life insurance policy and a disability policy on terms mutually satisfactory to both the Company and Executive. Executive will also be entitled to the use of an executive class company car at Employer's expense on terms no less favorable than those provided to the Company's executives generally. The Company will not require Executive to move his residence during the Term. If, however, Executive moves his residence from that set forth above, the Company will pay the costs of relocation. Executive may incur reasonable expenditures to outfit himself and other executive officers with portable and home-office computer and networking equipment and software. Executive may open an office of the Company for himself in the location of his choice and hire a secretary at such office.

        6. NON-COMPETE. Executive agrees that he will not compete with the Companies in the mass-market fragrance or color cosmetics business during the period of his employment hereunder and a period of two years from the end of the Term (the "non-compete provision"). Notwithstanding the preceding sentence, in the event Executive's employment is terminated by the Company without Cause (as defined below) or by Executive for Good Reason

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(as  defined  below) and the  Company  enforces  clause  (b) of the  non-compete provision, Executive shall be entitled to receive from the Company during the time, if any, the non-compete provision is being enforced by the Company the Base Salary that Executive was receiving at the time of such termination.

        7. TERMINATION. (a) In the event that the Company terminates the employment of Executive for reasons other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below) Executive shall be entitled to (i) the greater of (x) his Base Salary for each year (or pro rated for any part thereof) through the end of the Term or (y) one year's Base Salary (in each case, net of any severance benefits payable to Executive under the Company's severance policy as may then be in effect) and (ii) a bonus equal to the greater of (x) 75% of Base Salary for each year or (y) 75% of Base Salary for one full year. In addition, the Option shall become fully exercisable as provided in the Option Agreement.

        (b) For purposes of this Agreement: (i) "Cause") shall be limited to the following:

                (A) Deliberate dishonesty or willful misconduct in the performance of Executive's responsibilities resulting in an effect materially adverse to the Company's business, financial condition or results of operation;

                (B) Executive shall be convicted of a felony involving moral turpitude which materially adversely reflects on the Company; or

                (C) Breach by Executive of the provisions of Section 6 hereof.

        (ii) "Good Reason" shall mean termination at the election of Executive based on any of the following:

                (A) Without Executive's express written consent, the assignment of Executive to a position other than Chief Executive Officer of all Companies with day to day responsibility and authority for the operation of all of the business of the Companies except in connection with the termination of his employment for Cause, or normal retirement, death, or by the Executive other than for Good Reason;

                (B) A reduction in Executive's fringe or retirement benefits that is not applied by the Company to executives generally or a reduction by the Company in Executive's Base Salary or Eligible Bonus;


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                (C) If Executive dies or becomes mentally or physically disabled for such period of time and under circumstances which entitle Executive to receive disability benefits under the terms of the Company's long-term disability insurance policy then maintained by the Company or, if no such policy is then in effect, for a period of 60 consecutive days or 90 days in any 12 month period (the date on which Executive becomes so entitled or the last day of any such period being hereinafter referred to as the "Disability Date"), then in addition to any benefits to which Executive shall become entitled under the Company's benefit plans the Company shall pay to Executive (or, in the case of death, his estate): (i) Executive's unpaid Base Salary to the date of death or the Disability Date and (ii) a bonus of 75% of Base Salary pro rated for any part of a year to the date of death or the Disability Date. In addition, if otherwise exercisable, the Option shall remain exercisable as provided in the Option Agreement or, if not then exercisable, the Option may become exercisable as provided in the Option Agreement.

        8. ARBITRATION. Subject to Section 13(b) hereof, the parties hereto agree to submit any dispute hereunder to binding arbitration. Arbitration shall be conducted in New York, New York under the commercial rules of the American Arbitration Association by a [panel of three arbitrators. The aforementioned arbitrators shall be chosen as follows: the Company and Executive shall each designate one arbitrator from a list of acceptable and qualified arbitrators which have been provided by the American Arbitration Association. The two arbitrators so designated shall then choose the panel's third arbitrator who shall be an attorney-at-law and who shall serve as the Chairman of the panel; provided that if either party fails to designate an arbitrator within 10 days of receipt of the Association's list or if the two arbitrators are unable to agree on the appointment of the third arbitrator within 10 days of the later of the dates of their respective appointments, such arbitrator shall be designated by the American Arbitration Association. If any arbitrator resigns or is unable to continue serving as such, the successor to such arbitrator shall be appointed by the party who appointed such arbitrator or by the remaining arbitrators if they appointed such arbitrator, or by the American Arbitration Association, as the case maybe. A stenographic record of the arbitration must be appointed, he may rely on such record and no rehearing shall be required. Subject to Section 10 hereof, each of the parties shall pay the fees and expenses of the arbitrator appointed by it and each shall pay one-half the fees and expenses of the third arbitrator and any other expenses of the arbitration, except if the arbitrators determine that the losing party shall bear the cost of the arbitration. The decision of the arbitrators with respect to any issues subject to arbitration shall be final and binding on the parties and may be entitled into in any court of competent jurisdiction by either party, or application may be made to such court for judicial confirmation of the award and order of enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. Notwithstanding the foregoing, it is hereby agreed that no arbitration panel shall have any power to (i) add to, alter or modify the terms and conditions of this Agreement,
(ii) to decide any issue which does not arise from the interpretation or application of the provisions of this Agreement or (iii) award any punitive damages under this Agreement.


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        9. COMPANY  TERMINATION.  The Company  shall have the right to terminate the Agreement immediately with no further liability under the terms of this Agreement (except pursuant to Section 6), should Executive terminate his employment without Good Reason, or if Executive is discharged by Employer for Cause.

        10. ENFORCEMENT. If either party is required to arbitrate or seek judicial enforcement of his or its rights under this Agreement, the party prevailing in such proceeding shall be entitled to be reimbursed by the other for all reasonable attorney fees and expenses.

        11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

        12. ENTIRE AGREEMENT. This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof (including the Initial Employment Agreement) and, except for the Option Agreement entered into by the Company and Executive dated August 18, 1994 which shall remain in full force and effect in accordance with its terms, contains all of the terms and provisions of agreement between the parties hereto with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the parties.

        13. SEVERABILITY; SPECIFIC PERFORMANCE; ASSIGNMENT. (a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that portion only shall be deemed deleted as though it had been included herein but the remainder of this Agreement shall remain in full force and effect.

        (b) Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of Section 6 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        (c) This Agreement shall not be assignable by Executive except pursuant to the laws of descent and distribution and then only for purposes of enforcing Executive's rights under Section 7.

        14. TAXES. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue code of 1986, as amended (the "CODE")) to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Option Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in control (within the meaning of Section 280G of the Code) (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a

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"Gross-Up Payment") in an amount such that after payment by the Executive of all taxes, including Excise Tax, imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

        16. VALID AND BINDING. The Company represents that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and that his Agreement is valid, binding and enforceable against the Company in accordance with its terms.

        IN WITNESS WHEREOF, the undersigned has caused its duly authorized officer to execute this Agreement as of the date first above written.


                                     RENAISSANCE COSMETICS, INC.


                                     By /s/ John R. Jackson
                                       -----------------------------
                                        Name:  John R. Jackson
                                        Title: Vice President, General Counsel
                                                and Secretary, as authorized
                                                by the Board of Directors

Agreed to by:


/s/ Dr. Thomas V. Bonoma
- ----------------------------
Dr. Thomas V. Bonoma

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